Exhibit (d)(5)

INTERIM SUB-ADVISORY AGREEMENT

THIS INTERIM AGREEMENT (the “Agreement”) made as of this 23rd day of June 2026 by and between Bosera Asset Management (International) Co., Limited (the “Adviser”), a Hong Kong corporation located at Suite 4109, Jardine House, One Connaught Place, Central, Hong Kong and Krane Funds Advisors LLC (the “Manager”), a Delaware limited liability company, located at 280 Park Avenue, 32nd Floor, New York, NY 10017.

WITNESSETH

WHEREAS, the Manager and KraneShares Trust (the “Trust”), a Delaware statutory trust, are parties to an Investment Advisory Agreement (the “Current Advisory Agreement”), pursuant to which the Manager provides investment management services to the series of the Trust;

WHEREAS, the Manager and Adviser are parties to a Sub-Advisory Agreement (the “Current Sub-Advisory Agreement”), pursuant to which the Adviser provides investment management services to the series of the Trust listed in Schedule A (each a “Fund”), as may be amended from time to time;

WHEREAS, the Manager has entered into an agreement pursuant to which the current control persons of the Manager will change (the “Transaction”), whereby the closing of the Transaction (“Closing”) will result in an “assignment” of the Current Advisory Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”) and, as required by the 1940 Act, result in its automatic termination;

WHEREAS, the Current Sub-Advisory Agreement, by its terms, will automatically terminate upon the termination of the Current Advisory Agreement;

WHEREAS, the Closing of the Transaction is conditioned upon, among other things, the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of certain series of the Trust approving a new investment advisory agreement between the Adviser and the Trust (the “New Advisory Agreement”) and such Closing may take effect prior to the date on which the New Investment Advisory is approved;

WHEREAS, in the event that the Transaction closes and the Current Advisory and Sub-Advisory Agreements terminate prior to the approval of the New Advisory Agreement, the Adviser, subject to the approval of the Board of Trustees of the Trust (the “Board” or “Trustees”), desires to retain the Adviser under this Agreement to provide investment management services to the Fund pursuant to Rule 15a-4(b)(1) under the 1940 Act to ensure continuity of management of the Fund, and the Adviser is willing to render such investment management services to the Fund commencing on the Effective Date (as defined below) and until the earlier of: (i) the expiration of the 150-day period following the date of the Closing; and (ii) the date on which the New Advisory Agreement is approved by a “majority of the outstanding voting securities” of the Fund, in each case, unless earlier terminated pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Duties of the Adviser.

(a)	The Adviser will be responsible for managing the relationship with Chinese regulatory authorities, including the Securities & Futures Commission of Hong Kong, the China Securities Regulatory Commission and State Administration of Foreign Exchange. In this regard, among other things necessary and appropriate for the operation of the Funds, Adviser shall be responsible for securing QFII and RQFII allocations for the Funds and additional quotas as needed on a timely basis.

(b)	In addition, subject to supervision and oversight of the Manager and the Board, the Adviser shall manage all of the securities and other assets of the Funds (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Funds’ respective investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”) and applicable law, regulations and interpretations and exemptions from the foregoing, and subject to the following:

(i)	The Adviser shall determine from time to time what Assets will be purchased, retained or sold by the Funds, and what portion of the Assets will be invested or held uninvested in cash.

(ii)	In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein), and By-Laws, each as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Manager and of the Board, the then-current terms and conditions of exemptive and no-action relief granted to the Trust, and the Trust’s policies and procedures. The Manager undertakes to provide the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents. In the performance of its duties and obligations under this Agreement, the Adviser shall also comply in all material respects with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations and Chinese laws and regulations, as each is amended from time to time. In this regard, the Adviser represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Adviser’s activities or services could affect the Fund(s), policies and procedures, prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund(s) and the Adviser. Further, the Adviser shall maintain a disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards.

(iii)	The Adviser shall determine the Assets to be purchased or sold by the Funds as provided in subparagraph (i) and will place orders with or through such persons, brokers or dealers chosen by the Adviser to carry out the policy with respect to brokerage as the Board or the Manager may direct in writing from time to time, in conformity with all federal securities laws and applicable Chinese laws and regulations. The Adviser may open and maintain brokerage accounts of all types of behalf of and in the name of the Funds. The Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Adviser deems desirable and appropriate. Subject to the obtaining the best price and execution reasonably available and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Adviser exercises investment discretion. The Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Manager, Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the Securities and Exchange Commission (the “SEC”). The Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner which the Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Manager agrees that the Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions take, with respect to the relevant Fund. The Manager also acknowledges that the Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund(s), and that the Adviser will carry out its duties hereunder together with its duties under such relationships.

(iv)	The Adviser shall assist the Manager and any other relevant service provider in connection with any securities lending activities by the Funds.

(v)	The Adviser shall maintain all books and records with respect to transactions involving the Assets required by Rule 31a-1 under the 1940 Act and preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall timely furnish to the Manager all information needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Adviser may retain a copy of such records.

(vi)	The Adviser shall provide the relevant Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Manager with such information upon request of the Manager and shall otherwise cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust, The Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser. The Adviser will also provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws or Chinese laws or regulations as may be reasonably requested.

(vii)	To the extent applicable to China A Shares, the Adviser shall, when explicitly directed by the Manager or the Board and consistent with the best interests of each Fund, be responsible for exercising (or not exercising in its discretion) all rights of security holders with respect to securities held by each Fund, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines. The Adviser shall certify at least annually or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

(viii)	The Adviser shall maintain books and records with respect to the Funds’ investment transactions and keep the Manager fully informed on an ongoing basis of all material facts concerning the Adviser and its key investment personnel providing services to the Funds. The Adviser shall furnish to the Manager or the Board regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Manager or Board may reasonably request; and the Adviser will attend meetings with the Manager and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Manager, the Adviser shall also furnish to the Manager any other information relating to the Assets that is required to be filed by the Manager or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief from the SEC on which the Manager, the Trust or a Fund relies.

(ix)	The Adviser shall monitor the Assets owned by the Fund(s) and, in accordance with procedures established by the Board, as amended from time to time, and in conjunction with the Manager, promptly notify the Manager and the Trust’s Fund Accounting Agent of Assets that the Adviser believes should be fair valued in accordance with the Trust’s Valuation Procedures. The Adviser will provide reasonable assistance in determining the fair value of the Assets, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for which market prices are not readily available, it being understood that the Adviser will not be responsible for determining the value of any such security.

2. Duties of the Manager. The Manager shall have responsibility for all services to be provided to the Funds pursuant to its Investment Advisory Agreement with the Trust, including overseeing:

(a)	regulatory filings by the Funds;

(b)	compliance by the Funds;

(c)	custody of Fund assets;

(d)	transfer agency in Fund shares; and

(e)	listing of Fund shares on NYSE Arca, Inc. or another national securities exchange.

The Manager shall also oversee the Adviser’s provision of services under this Agreement, and shall be primarily responsible for the U.S. sales and marketing of Fund shares.

3. Compensation. For the services to be provided by the Adviser pursuant to this Agreement, the Manager will pay the Adviser, and the Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule B hereto. The fee will be calculated based on the average daily value of the Assets under the Adviser’s management and will be paid to the Adviser monthly. The Adviser may waive a portion of its fee, as permitted by law and agreed by the Manager. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Expenses. Each of the Manager and Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5. Liability and Indemnification. Each Party (the “Indemnifying Party”) agrees, at its expense, to defend, indemnify and hold the other Party, its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s performance hereunder or execution hereof, except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. In no event shall either Party be liable to the other Party for any special, consequential or punitive damages arising under or related to this Agreement. The Indemnified Party shall not be liable to the Indemnifying Party in connection with the Indemnified Party’s performance or execution hereof except as a result of such Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective unless it also contains an unconditional release of the Indemnified Party except to the extent related to the gross negligence, bad faith, willful misconduct or reckless disregard of its duties of the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

6. Representations and Warranties of Adviser. The Adviser represents and warrants to the Manager and the Funds as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Adviser further represents and warrants that it is duly licensed as a Renminbi Qualified Foreign Institutional Investor (“RQFII”), has all necessary permits to engage in securities investment-related activities in Hong Kong and the People’s Republic of China, and is in good standing with the China Securities Regulatory Commission and China’s State Administration of Foreign Exchange,. The Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)	The Adviser will immediately notify the Manager of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act, including any actions taken by the SEC or Chinese authorities to place any restrictions on, or suspend or revoke its RQFII license or other comparable license. The Adviser will promptly notify the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or the Adviser;

(c)	The Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Adviser to the Funds and to perform the services described under this Agreement;

(d)	The Adviser is a corporation duly organized and validly existing under the laws of Hong Kong with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(f)	This Agreement is a valid and binding agreement of the Adviser; and

(g)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

7. Representations and Warranties of the Manager. The Manager represents and warrants to the Adviser and the Funds as follows;

(a)	The Manager is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)	The Manager will immediately notify the Adviser of the occurrence of any event that would substantially impair the Manager’s ability to fulfill its commitment under this Agreement or disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or the Manager;

(c)	The Manager is fully authorized under all applicable law to enter into this Agreement and serve as Manager to the Funds and to perform the services described under this Agreement;

(d)	The Manager is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Manager of this Agreement are within the Manager’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Manager for the execution, delivery and performance by the Manager of this Agreement, and the execution, delivery and performance by the Manager of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Manager’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Manager;

(f)	This Agreement is a valid and binding agreement of the Manager; and

(g)	The Manager agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8. Duration and Termination.

(a)	This Agreement shall become effective upon the termination of the Current Sub-Advisory Agreement (the “Effective Date”) and shall continue in effect until the earlier of: (i) the approval of the New Advisory Agreement by a vote of the “majority of the outstanding voting securities” of the Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the Effective Date (the earlier of such dates, the “Termination Date”). The Manager will be deemed to have terminated this Agreement on the Termination Date.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Manager, in each case, upon sixty (60) days’ written notice to the Adviser;

(ii)	By the Adviser upon sixty (60) days’ written notice to the Manager and the Board.

(iii)	By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)	the license, approval, authorisation or consent held by any of the other parties which is required for the performance of its obligations under this Agreement and which has been granted or given by any relevant regulatory authority, is terminated or suspended;

(B)	any of the parties commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to the winding up, bankruptcy or administration of any party;

(D)	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

This Agreement shall terminate automatically and immediately in the event of breach of Clause 9 Confidentiality of this Agreement, or in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9. Confidentiality. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall keep the Confidential Information of the other party secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the other party) disclose any part of that Confidential Information to any person other than to its designated person who is mutually agreed by both parties in advance for getting access to that Confidential Information in order for the parties to perform their obligations or receive the benefit of rights under this Agreement except for the regulatory requests made to the Manager and the Adviser arising from the applicable laws, including any demand of any regulatory or taxing authority having jurisdiction. For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that party which it disclosed to the other party or its employee, or which is acquired by or otherwise comes to the knowledge of the other party or its employee in connection with this Agreement or any future exchange of information between the parties (including the performance by a party of its obligations hereunder). It is understood that any information or recommendation supplied by the Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Manager, the Funds, the Funds’ service providers, the Board, or such persons as the Manager, subject to the Adviser’s written consent, may designate in connection with the Funds. It is also understood that any information supplied to the Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser in connection with its obligation to provide investment advice and other services to the Funds. Except as required by applicable law or regulation, the terms of this Agreement, all non-public information pertaining to the establishment and on-going operation of the Funds and the actions of the Adviser and the Funds in respect thereof shall be considered as “Confidential Information.”

10. Exclusivity. The services of the Manager and Adviser are not to be deemed exclusive, and the Manager and Adviser and their directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor of the Manager and Trust.

11. Supplemental Arrangements. The Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require approval of an advisory agreement pursuant to Section 15 of the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser.

12. Use of Name. The Adviser grants the Manager use of the Adviser’s name(s), derivatives, logos, trademarks, service marks or trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Funds. Such grant will be revoked as to future use as soon as this Agreement is terminated.

13. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Funds shareholders to the extent and in the manner required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

15. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that any claims against or liabilities of the Trust shall be limited in all cases to the Trust and its assets, and if the liability or claim relates to one or more Fund, they shall be limited to the respective assets of that Fund. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Manager at:	Krane Funds Advisors, LLC 280 Park Avenue 32nd Floor
New York, NY 10017

To the Manager at:	Bosera Asset Management (International) Company Limited Suite 4109
Jardine House
One Connaught Place, Central, Hong Kong

18. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

ADVISER:		ADVISER:

Krane Funds Advisors, LLC		Bosera and Management (International) Company Limited

By:	/s/ Jonathan Krane	By:
Name:	Jonathan Krane	Name:
Title:	Chief Executive Officer	Title:

Schedule A

to the

Sub-Advisory Agreement

by and among

Bosera Asset Management (International) Company Limited

and

Krane Funds Advisors, LLC

As of June 23, 2026

KraneShares Bosera MSCI China A 50 Connect Index ETF (KBA)

KraneShares SSE STAR Market 50 Index ETF (KSTR)

Sch. A-1

Schedule B

to the

Investment Advisory Agreement

by and among

Bosera Asset Management (International) Company Limited

and

Krane Funds Advisors, LLC

As of June 23, 2026

KraneShares Bosera MSCI China A 50 Connect Index ETF (KBA)

The Manager shall pay the Adviser fifteen (15%) percent of the Net Revenue received by the Manager from KraneShares Bosera MSCI China A 50 Connect Index ETF under the Investment Advisory Agreement. Net Revenue is defined for these purposes as gross revenue minus the gross fund-related expenses incurred by the Manager (including any waiver by the Manager of its compensation under the Investment Advisory Agreement and any reimbursements by the Manager of the Fund’s expenses).

KraneShares SSE STAR Market 50 Index ETF (KSTR)

The Manager shall pay the Adviser a 12 basis points (0.12%) sub-advisory fee based upon the monthly average assets under management of KraneShares SSE Star Market 50 Index ETF. The sub-advisory fee shall be payable on a monthly basis in arrears.

Sch. B-1